CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is to be effective as of January 18, 2007, by and between FALCON NATURAL GAS CORP., a Nevada corporation, (“Company”) and TOVEY & COMPANY, LLC (“Consultant”).

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

1. APPOINTMENT. The Company hereby appoints the Consultant and the Consultant hereby agrees to render services to Company.

2. SERVICES. During the term of this Agreement, the Consultant shall provide advice to, undertake for, and consult with the Company on certain matters pertaining to the Company’s business as shall be specified from time to time by the Company’s Chief Executive Officer and/or such other officer(s) as the Company’s Board of Directors shall designate to have principal responsibility for the operation of the business (the “Services”). The Services shall include, without limitation, advice with respect to the Company’s operations, executive employment issues, employee staffing, strategy, capital structure and other matters pertaining to the business as shall be specified from time to time by the Company’s Chief Executive Officer and/or such other officer.

3. TERM. The term (“Term”) of this Consulting Agreement shall be for a period of one (1) year commencing on the date hereof and thereafter shall be renewed for additional terms of one (1) year, unless either party hereto provides the other with notice, as provided herein, at least thirty (30) calendar days prior to the date of the Term would otherwise renew, of that party’s intention not to so renew such term.

4. COMPENSATION. For the Services rendered and performed by the Consultant during the term of this Agreement, the Company shall pay the Consultant a monthly rate equal to Twenty-Five Thousand Dollars (US $25,000.00). The Company shall pay Consultant upon execution of this Agreement a retainer of Fifty Thousand Dollars (US $50,000.00) which shall apply to the first two (2) months consulting fees owed to Consultant by the Company under this Agreement.

5. BONUS. Consultant shall be eligible for incentive bonus compensation (a “Bonus”) in an amount to be calculated as set forth below. The Company currently owes to Cornell Capital Partners, LP principal and accrued interest pursuant to prior financing transactions. The Company and Consultant hereby agree that in the event Consultant is successful in assisting the Company pay all amounts owed to Cornell Capital Partners, LP, as described above, the Company and Consultant shall equally split all remaining proceeds received by the Company through business operations, sale of assets and/or other appropriate means during the Term and for a period of two (2) years following the Term, provided Consultant was directly responsible in assisting the Company in connection with such activity.

6. EXPENSES. Company hereby agrees to reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with performing the Services contemplated herein.

7. CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing the Services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company. Company will not disclose to any other person firm or corporation, during or after the Term of this Consulting Agreement, any of Consultant’s capital or transaction contacts or other information designated as confidential by Consultant which is used by Consultant in the course of performing the Services hereunder.

8. INDEMNIFICATION. Company to the fullest extent permitted by law, agrees to defend, to hold harmless and to indemnify Consultant against all claims, losses, liability, damages and expenses directly caused by or directly resulting from the Services performed by Company hereunder. It is understood that the intent of this provision is to absolve and protect Consultant from any loss, liability, damage and expense directly caused by the actions of Company or Consultant except for willful or gross negligent conduct of consultant.

9. INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that Consultant is an agent of or a joint venture of Company. Except as specifically described herein, all taxes and other expenses incurred by Consultant are also the responsibility of Consultant.

10. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of New York without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney’s fees.

11. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

12. COUNTERPARTS. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The executed copy of this Agreement shall be valid and binding upon a party when transmitted by facsimile to the other party. At the request of any party hereto, all parties agree to execute an original of this Agreement, as well as, any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

FALCON NATURAL GAS CORP.

By: /s/ Saul Simon Deutsch
Name: Saul Shimon Deutsch
Title: Chief Financial Officer

TOVEY AND COMPANY, LLC

By: /s/ Joseph Tovey
Name: Joseph Tovey
Title: CEO/Member